Exhibit 99.1

FOR IMMEDIATE RELEASE

November 17, 2008, Hampton, VA

Old Point National Bank is pleased to announce the following:

Joseph R. Witt has been appointed Executive Vice President, Corporate Banking, for Old Point National Bank effective December 1, 2008. Mr. Witt most recently held the position of Treasurer at Ferguson Enterprises, Inc. He earned a B.S. in Commerce from the University of Virginia and an M.B.A. from the University of Richmond. He is also a Certified Public Accountant.

Mr. Witt is an active member of the community and serves as President of the Board of Trustees of the Virginia Living Museum, Chairman of the Board of Advisors for the Peninsula Habitat for Humanity, and Commissioner of the Newport News Redevelopment and Housing Authority. He is also a member of the Board of Directors for the Food Bank of the Virginia Peninsula, a member of the Board of Directors for the McIntire School of Commerce/UVA and a member of the First Baptist Church of Newport News. Mr. Witt serves as a member of the Board of Directors of Old Point Financial Corporation, Old Point National Bank, and Old Point Trust and Financial Services.

Old Point National Bank is a wholly-owned subsidiary of Old Point Financial Corporation with 20 branches and sixty ATMs serving Hampton Roads. It is a full service bank offering a broad range of financial services, from free checking and comprehensive commercial services to home equity products. Old Point National Bank celebrates its 85th anniversary in 2008.

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286